UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[ ] Preliminary	Information Statement
[ ] Confidential,	for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X] Definitive	Information Statement

NORTHWESTERN MUTUAL SERIES FUND, INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[   ]    Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set for the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:
[ ] Fee	paid previously with preliminary materials.

[  ]    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

NORTHWESTERN MUTUAL SERIES FUND, INC.

Large Cap Core Stock Portfolio

Mid Cap Growth Stock Portfolio

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

December 21, 2017

To the Contract Owners:

We are pleased to notify you of changes involving the Large Cap Core Stock and Mid Cap Growth Stock Portfolios (the “Portfolios”), each a series of Northwestern Mutual Series Fund, Inc. (the “Series Fund”).

The Series Fund’s Board of Directors (the “Board”) has approved the hiring of Wellington Management Company LLP (“Wellington Management”) to serve as sub-adviser to the Portfolios and, in conjunction with this, the Board has approved two new sub-advisory agreements (the “New Sub-Advisory Agreements”) between Wellington Management and Mason Street Advisors, LLC, the investment adviser to the Portfolios (“Mason Street Advisors”), on behalf of the Portfolios.

As was previously communicated to you via supplements dated August 18, 2017 and September 27, 2017 to the Series Fund’s prospectus, Wellington Management replaced Fayez Sarofim & Co. as the sub-adviser for the Series Fund’s Large Cap Core Stock Portfolio and William Blair Investment Management, LLC as the sub-adviser for the Series Fund’s Mid Cap Growth Stock Portfolio effective October 27, 2017. Mason Street Advisors will continue to serve as the investment adviser to the Portfolios.

I encourage you to read the attached Information Statement, which provides information about Wellington Management and the New Sub-Advisory Agreements, and discusses the factors that the Board considered in approving the New Sub-Advisory Agreements. The Information Statement does not require any action by you. Its purpose is to provide you with information about the new sub-adviser for the Portfolios.

Sincerely,

KATE M. FLEMING

President

Northwestern Mutual Series Fund, Inc.

THIS PAGE LEFT INTENTIONALLY BLANK

NORTHWESTERN MUTUAL SERIES FUND, INC.

Large Cap Core Stock Portfolio

Mid Cap Growth Stock Portfolio

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

INFORMATION STATEMENT

December 21, 2017

The Board of Directors (“Board” or “Directors”) of the Northwestern Mutual Series Fund, Inc. (“Series Fund”) recently approved two new Investment Sub-Advisory Agreements (“New Sub-Advisory Agreements”) for the Large Cap Core Stock and Mid Cap Growth Stock Portfolios (collectively, the “Portfolios,” individually, a “Portfolio”) between Mason Street Advisors, LLC, in its capacity as investment adviser to the Portfolios (the “Adviser” or “Mason Street Advisors”) and Wellington Management Company LLP (“Wellington Management” or “Sub-Adviser”), effective October 27, 2017. This Information Statement explains why the Directors determined to replace Fayez Sarofim & Co. as the sub-adviser for the Series Fund’s Large Cap Core Stock Portfolio and William Blair Investment Management, LLC as the sub-adviser for the Series Fund’s Mid Cap Growth Stock and approve the New Sub-Advisory Agreements with Wellington Management on behalf of the Portfolios, as well as describes generally the terms of the New Sub-Advisory Agreements.

These changes were approved by the Board without shareholder approval, pursuant to the terms of an Exemptive Order issued by the Securities and Exchange Commission (“SEC”) to the Series Fund and the Adviser.

On or about December 21, 2017, an Important Notice of Internet Availability of Information Statement (the “Notice”) was first sent to contract owners with an allocation to either of the Portfolios as of October 31, 2017 (record date). This Information Statement is being provided to contract owners in lieu of a proxy statement pursuant to the terms of the Exemptive Order. As stated in the Notice, this Information Statement will be made available at www.nmseriesfund.com under the heading “Additional Documents” on or about December 21, 2017, and will remain available until May 1, 2018. A paper or e-mail copy of this Information Statement may be obtained, without charge, by calling 1-888-455-2232.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY.

BACKGROUND

Series Fund

The Series Fund is a mutual fund that offers its shares in 27 separate investment portfolios, two of which are the Portfolios. All of the outstanding shares of the Series Fund are held by The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) through its separate investment accounts (either directly or indirectly through one or more underlying portfolios of the Series Fund operating as a fund of funds) used for funding its variable annuity contracts and variable life insurance policies. Although you are not a shareholder of the Series Fund, all or part of the net considerations or premiums and accumulated amounts under your variable annuity contract or variable life insurance policy are invested in shares of the Series Fund through NML Variable Annuity Account A, NML Variable Annuity Account B, NML Variable Annuity Account C, Northwestern Mutual Variable Life Account or Northwestern Mutual Variable Life Account II. You are receiving this Information Statement because you have directed Northwestern Mutual to allocate all or a portion of your investment to one or both of the Portfolios as of October 31, 2017.

Adviser

Mason Street Advisors serves as the investment adviser to the Portfolios pursuant to an Amended and Restated Advisory Agreement between the Series Fund and Mason Street Advisors dated April 30, 2012 (“Advisory Agreement”). The Advisory Agreement permits Mason Street Advisors to employ one or more sub-advisers for the purpose of providing investment management services for any or each of the Series Fund’s portfolios, including the Portfolios. Under the Advisory Agreement, Mason Street Advisors, among other things, monitors and evaluates the performance of sub-advisers to the Series Fund’s portfolios on an ongoing basis. Factors it considers are, among others: the qualifications of a sub-adviser’s investment personnel, its investment philosophy and process, and its long-term performance results. Mason Street Advisors also recommends the termination or replacement of a sub-adviser when deemed appropriate.

Board Action Pursuant to Exemptive Order

Pursuant to an Exemptive Order issued to Mason Street Advisors and the Series Fund by the SEC, Mason Street Advisors is permitted to hire, terminate or replace sub-advisers to the Series Fund’s portfolios, and to modify material terms and conditions of sub-advisory agreements relating to the portfolios, without shareholder approval, subject to certain conditions and the approval of the Board. Consistent with the terms of the Exemptive Order, at a meeting of the Board held on August 15, 2017, the Directors, including a majority of the Directors who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended) of the Series Fund or Mason Street Advisors (“Independent Directors”), appointed Wellington Management to serve as the sub-adviser for the Portfolios, replacing the current sub-advisers, effective October 27, 2017, and approved the New Sub-Advisory Agreements.

The Series Fund and Mason Street Advisors have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that within 90 days of the date a newly hired sub-adviser begins providing services, the affected shareholders will be furnished this Information Statement, which contains information about Wellington Management, the New Sub-Advisory Agreements, and other information.

SUB-ADVISORY AGREEMENTS

At a meeting of the Board held August 15, 2017, the Directors determined to replace Fayez Sarofim & Co. as the sub-adviser for the Series Fund’s Large Cap Core Stock Portfolio (“LCCS Portfolio”) and William Blair Investment Management, LLC as the sub-adviser for the Series Fund’s Mid Cap Growth Stock Portfolio (“MCGS Portfolio”). In determining to replace Fayez Sarofim & Co. as the sub-adviser to the LCCS Portfolio, the Directors considered the underperformance of the LCCS Portfolio over a variety of periods, focusing particularly on long-term performance results. While acknowledging that performance had improved in the near-term, the Directors expressed overall dissatisfaction with the LCCS Portfolio’s longer-term underperformance versus both the benchmark and peers. The Directors also considered the impact of certain investment personnel changes, as well as outflows of mandate assets since inception of management of the LCCS Portfolio, in the context of evaluating the performance challenges. Based upon the foregoing considerations, which were discussed at the August 15, 2017 meeting as well as at prior Board meetings, the Directors concluded that it was appropriate to identify and hire a new sub-adviser for the LCCS Portfolio.

In determining to replace William Blair Investment Management, LLC as the sub-adviser to the MCGS Portfolio, the Directors considered the underperformance of the MCGS Portfolio over a variety of periods and expressed overall dissatisfaction with performance versus both the benchmark and peers across all time periods since inception of the engagement. The Directors considered the impact of certain investment process enhancements and personnel changes implemented by the firm in an effort to address such performance issues, including the addition of a third portfolio manager. The Directors also expressed concern regarding the departure of certain investment personnel from the firm’s growth team platform, and the potential impact on performance, in the context of evaluating the performance challenges. Based upon the foregoing considerations, which were discussed at the August 15, 2017 meeting as well as at prior Board meetings, the Directors concluded that it was appropriate to identify and hire a new sub-adviser for the MCGS Portfolio.

At the August 15, 2017 meeting, the Directors, including the Independent Directors, unanimously approved the Investment Sub-Advisory Agreements between Mason Street Advisors and Wellington Management relating to the Portfolios. The Board’s decision to retain Wellington Management as sub-adviser for both the LCCS Portfolio and the MCGS Portfolio was reached after extensive research and qualitative and quantitative analysis of numerous candidate firms and their respective organizational structures, investment processes and long-term performance records. The rationale for the Board’s approvals, and the terms of the New Sub-Advisory Agreements, are described below. Information about Wellington Management is located in the “MANAGEMENT” section.

Board Consideration of the New Sub-Advisory Agreements

In determining whether to approve the New Sub-Advisory Agreements on behalf of the Portfolios, the Directors requested and received detailed information from Mason Street Advisors and Wellington Management to assist them in their evaluation, including information compiled by certain independent providers of evaluative data. The Independent Directors also received a memorandum from their counsel advising them of their responsibilities in connection with the approval of the New Sub-Advisory Agreements, and had an opportunity to review with their counsel the legal standards governing the review of the New Sub-Advisory Agreements, including how these standards should be applied to the review of information relating to the sub-advisers under the Series Fund’s manager of managers structure. In addition, during the course of their deliberations, the Independent Directors had the opportunity to meet privately without representatives of Mason Street Advisors and Wellington Management present, and were represented throughout the process by legal counsel to the Independent Directors.

The material factors and conclusions that formed the basis for the Board’s determination to approve the New Sub-Advisory Agreements include those discussed below. In addition to the information provided to them in anticipation of and at the August, 2017 Board meeting, the Directors considered the in-person presentations of Wellington Management related to both the LCCS Portfolio and the MCGS Portfolio at a meeting of the Investment Oversight Committee of the Board held on August 15, 2017, and Wellington Management’s responses to the Directors’ questions during the presentation sessions at the Investment Oversight Committee meeting.

The process that culminated with the Directors determining to engage Wellington Management as the replacement investment sub-adviser for the LCCS Portfolio and the MCGS Portfolio had been initiated by the Board of Directors several months earlier. At its February, 2017 meeting, the Directors instructed Mason Street Advisors to identify potential replacement candidates for both the LCCS Portfolio and MCGS Portfolio mandates. At its May, 2017 meeting the Board was presented with a list of qualifying sub-advisory firms for both mandates, along with a detailed review of the assessment criteria and comparative information regarding each of the candidates. Based upon a review of the list of qualified sub-advisers, the Directors narrowed down the list of candidates to three final candidates for the LCCS Portfolio mandate and four final candidates for the MCGS Portfolio mandate.

With respect to the final candidates for each mandate that were reviewed and considered at the Board’s August, 2017 meeting, background information and assessment data used to evaluate, compare and contrast the potential candidates for each mandate was extensive. The information compiled for purposes of facilitating the Board’s review of the candidates was a combination of independent assessment data developed by Mason Street Advisors as well as data provided by the candidates, which was formatted in a manner to permit the Board to effectively conduct its due diligence review of the information and engage in a thorough comparative analysis. Among other factors, the Board considered details of each candidate’s investment performance and risk/return profiles over various time periods, peer group ratings and rankings, representative holdings, key points of differentiation and competitive advantages, portfolio characteristics, mandate assets under management, investment personnel, process and strategies, proposed sub-advisory fees and breakpoints, the impact on Mason Street Advisors’ profitability, and other operational and enterprise issues. Also available for the Directors’ consideration was information related to both the LCCS Portfolio and the MCGS Portfolio regularly provided at Board meetings, including net expense ratio information and certain comparative peer group data.

Also considered were reports received from Mason Street Advisors regarding its due diligence visits with each candidate for the LCCS Portfolio and the MCGS Portfolio, including Wellington Management. The due diligence reports were based on the candidates’ responses to the requests for proposals as well as interviews with compliance and/or legal representatives of each candidate. The reports included information about each candidate’s compliance structure, compliance policies and procedures, brokerage practices and use of soft dollars, trading policies and procedures, codes of ethics and proxy voting procedures, recent SEC exams, pricing practices, information about material business relationships with Northwestern Mutual, if any, and other matters. The Directors also had available for consideration each candidate’s responses to the investment, compliance and operations sections of the requests for proposals. In addition to the written materials that were provided, the Directors considered in-person interviews with each candidate to have been of particular assistance in gaining an understanding of the candidates’ investment philosophies and portfolio construction processes and the background and experience of each candidate’s key investment personnel. No one particular factor was identified as controlling, but rather it was a combination of all the factors and conclusions that formed the basis for the determinations made by the Board.

Nature, Extent and Quality of Services. The Directors evaluated the nature, scope, extent and quality of services to be provided by Wellington Management with respect to the Portfolios. The Directors considered the information developed from the extensive process utilized to identify qualified sub-

advisers for the Portfolios, as well as the analysis and assessment provided by Mason Street Advisors with respect to the sub-advisory candidates. The Directors also considered the depth of experience of Wellington Management in managing accounts, including particularly its well-established business in serving as a sub-adviser to accounts for third-party mutual funds, using investment strategies similar to those employed for the Portfolios. The Directors’ consideration included information about Wellington Management’s organization and ownership structure, and the tenure, experience and performance of the firm’s investment management team, including particularly the qualifications and experience of the investment personnel who would be providing services to each of the Portfolios. In addition, the Directors considered the in-person presentations by Wellington Management associated with both the LCCS Portfolio and the MCGS Portfolio mandates.

The Directors considered Mason Street Advisors’ positive assessment of Wellington Management, based upon the strength of the investment processes in place at the firm. The Directors considered the substantial resources in place at Wellington and the size and breadth of its investment business, and cited positively the compensation structure in place, which incented a team-based approach. The Directors noted favorably the well-developed compliance structure that was operating at Wellington Management. The Directors also considered that the firm culture in place at Wellington Management was very positive, and was a culture that appeared to create a career-promoting environment fostering retention and growth of investment professionals. Wellington Management was also noted as being a recognized brand with a positive reputation which would be well received by the Northwestern Mutual field force.

With respect to the LCCS Portfolio, the Directors cited favorably the clarity of the firm’s investment strategy and the analyst-centered portfolio management model employed by Wellington Management. The Directors noted with approval that the Wellington investment style utilized for the LCCS Portfolio would provide differentiation from the styles employed across other Series Fund portfolios. The Directors also cited favorably the significant experience of the members of the firm’s investment analyst team. The Directors were positively impressed with the firm’s performance record as it related to the LCCS Portfolio mandate.

With respect to the MCGS Portfolio, the Directors cited Wellington Management’s positive longer-term performance record, and favorable comparative performance figures versus peers and other mandate candidates. The Directors also considered Masons Street Advisors’ positive assessment of the firm’s mid cap growth investment team and the substantial experience of the portfolio managers.

The Directors considered the different investment approaches utilized by each of the candidates for the LCCS Portfolio and the MCGS Portfolio mandates, and the positive and negative considerations of each. The Directors also took into consideration the suitability of each candidate’s respective investment mandate with respect to Northwestern Mutual’s variable products. Finally, the Directors took into consideration Wellington Management’s general reputation and the strength of the investment-related resources available to be committed in managing both of the Portfolios. Based on their review of these factors and other factors deemed relevant, the Board concluded that they were satisfied with the nature, extent and quality of the services to be provided by Wellington Management with respect to both the LCCS Portfolio and the MCGS Portfolio, and the resources to be committed by Wellington Management in providing such services.

Investment Performance. As a newly appointed sub-adviser, the Directors could not consider Wellington Management’s investment performance in managing the Portfolios as a factor in evaluating the New Sub-Advisory Agreements, but did consider Wellington Management’s performance record for a composite of other accounts, including mutual fund accounts, with investment objectives, investment policies and strategies substantially similar to the both the LCCS Portfolio and the MCGS Portfolio. The Directors considered performance returns (including performance analytics reports evaluating, among other things, standard deviation, information ratio and tracking errors) for these similar accounts for both short- and long-term periods. The Directors also evaluated the similar accounts’ relative performance versus the appropriate index and considered independent Morningstar rankings and ratings of the candidates to provide an objective comparative benchmark against which they could assess the experience and ability of the candidates in managing similar accounts. The Directors also took into consideration information presented regarding the composition of portfolios managed by the candidates in a mandate similar to the LCCS Portfolio and the MCGS Portfolio, including (as applicable) sector and industry weightings, number of holdings, portfolio turnover, total firm ownership, and top ten holdings percentage, among other things.

Based on these and other factors deemed relevant, the Board concluded that they were satisfied with the experience and capabilities of Wellington Management and the personnel to be associated with the management of the Portfolios.

Management Fees and Other Expenses. In evaluating the management fees paid by the Portfolios, the Directors considered the contractual fees and applicable breakpoints paid by the Portfolios under the Advisory Agreement between Mason Street Advisors and the Series Fund with respect to each Portfolio. The Directors also considered the sub-advisory fees and applicable breakpoints to be paid by Mason Street Advisors to Wellington Management for services provided to each of the Portfolios out of its management fee. The Directors also separately considered the proposed allocation between Mason Street Advisors and Wellington Management of each Portfolio’s investment advisory fee (i.e., the amount of the advisory fee retained by Mason Street Advisors relative to that paid to Wellington Management as a sub-advisory fee). They determined that the allocation in each case was reasonable in light of the nature, scope and quality of services to be provided and was the product of an arm’s length negotiation between Mason Street Advisors and Wellington Management. In evaluating Wellington Management’s proposed fees relative to both the LCCS Portfolio and the MCGS Portfolio, the Directors considered information relating to amounts Wellington Management charged under other advisory contracts involving similar investment mandates.

The Directors considered the existing structure, size, and total operating expenses of each Portfolio. They also considered existing expense limitation agreements in place for the Portfolios as well as the advisory fee waiver arrangements that were in place.

Based on their review of the management and other expenses, comparative data and other factors deemed relevant by the Directors, the Board concluded that the management fees, proposed sub-advisory fees and total operating expenses of the Portfolios were reasonable in relation to the nature, scope and quality of the services to be provided and the experience of Wellington Management.

Costs and Profitability. The Directors considered Mason Street Advisors’ pricing methodology for its services as investment adviser for the products of which the Portfolios are an investment option. Also considered was the financial condition of Mason Street Advisors and information concerning Mason Street Advisors’ costs and profitability with respect to its relationship with the Portfolios in general as well as in light of the sub-advisory fees negotiated with Wellington Management. Mason Street Advisors provided comparative information regarding the proposed sub-advisory fees of each of the candidates, and projections regarding Mason Street Advisors’ advisory fee spread. Mason Street Advisors also provided a profitability analysis for the Portfolios based on certain assumptions and metrics. In connection with its review of the profitability of Mason Street Advisors’ services to each Portfolio, the Directors also considered services provided by affiliates of Mason Street Advisors.

The Directors recognized that there are limitations inherent in allocating costs and calculating profitability for an organization such as Mason Street Advisors, and that it is difficult to make comparisons of profitability among investment advisers and clients because comparative information is not generally publicly available and, when available, such information has been developed using a variety of assumptions and other factors. Based on their review of the profitability analysis for each Portfolio, the Board concluded that they were satisfied that Mason Street Advisors’ level of profitability from its relationship with the Portfolios was not excessive.

Economies of Scale. The Directors considered whether each Portfolio’s expense structure permitted economies of scale to be shared with investors in the Portfolios. They also took into consideration the total assets and expense ratios of each Portfolio. The Directors considered the breakpoints contained in the management fee schedules applicable to each Portfolio, as well as the breakpoints contained in the proposed sub-advisory fee schedules negotiated with the final candidates for each Portfolio, and the extent to which a Portfolio may benefit from economies of scale through those breakpoints. The Directors also considered the expense limitation and fee waiver agreements in place for the Portfolios. Based on this information, the Board concluded that the fee structure for each Portfolio reflected appropriate economies of scale between the particular Portfolio and Mason Street Advisors.

Other Information. The Directors were presented with other information intended to assist them in their consideration of the approval of the New Sub-Advisory Agreements, including information regarding Wellington Management’s risk management structure, any pending or recent litigation or regulatory actions to which Wellington Management or its affiliates may have been a party, and responses to those actions. The Directors also received information regarding Wellington Management’s cybersecurity program and business continuity plan, as well as information regarding portfolio manager compensation practices as they may apply to those portfolio managers proposed to provide services to each Portfolio.

Conclusions of the Directors. Based on a consideration of all information deemed relevant in its totality, the Board, including the Independent Directors, and assisted by the advice of legal counsel independent of Mason Street Advisors, in the exercise of its business judgment concluded that it was in the best interest of the LCCS Portfolio and the MCGS Portfolio to approve the New Sub-Advisory Agreements between Mason Street Advisors and Wellington Management.

Description of the New Sub-Advisory Agreements

Under the terms of the New Sub-Advisory Agreements, Wellington Management shall, subject to the supervision and oversight of the Board and the Adviser, supervise, manage and direct the investment of each Portfolio’s assets in accordance with the particular Portfolio’s investment objectives, policies and restrictions as stated in the Series Fund’s prospectus and statement of additional information, and with such further guidelines as the Adviser may communicate from time to time, conduct a continual program of evaluation, investment, sale and reinvestment of the particular Portfolio’s assets by determining the securities and other investments that will be purchased and sold, when transactions will be executed, and what portion of the particular Portfolio’s assets will be invested or remain uninvested. Wellington Management will also perform certain other administrative and compliance related functions in connection with the management of each Portfolio, including the maintenance of records relating to its services and the provision of periodic reports to the Adviser and the Board. The terms of the New Sub-Advisory Agreements, other than the rate of compensation paid by the Advisor to Wellington Management, are substantially similar to the sub-advisory agreements that were in effect between the Adviser and the prior sub-adviser to the particular Portfolio (i.e., Fayez Sarofim & Co. for the LCCS Portfolio, and William Blair Investment Management, LLC for the MCGS Portfolio).

The New Sub-Advisory Agreements provide for Wellington Management to be compensated on the following basis:

•

For the Large Cap Core Stock Portfolio — Based on the average daily net assets of the LCCS Portfolio at the following rates: 0.28% on the first $25 million of assets, 0.24% on the next $25 million, 0.20% on the next $150 million and 0.18% on assets over $200 million.

•

For the Mid Cap Core Stock Portfolio — Based on the average daily net assets of the MCGS Portfolio at the following rates: 0.33% on the first $500 million of assets and 0.31% on assets over $500 million.

Under the New Sub-Advisory Agreements, Wellington Management is compensated from the fees that the Adviser receives from the Portfolios. Wellington Management generally will pay all expenses it incurs in connection with its activities under the New Sub-Advisory Agreements. There will be no increase in the advisory fees paid by the Portfolios to the Adviser as a consequence of the appointment of Wellington Management as sub-adviser to the LCCS Portfolio and the MCGS Portfolio and the implementation of the New Sub-Advisory Agreements.

The New Sub-Advisory Agreements were each approved for an initial term of two years. Thereafter, a continuance in each case will require the annual approval of the Board, including the Independent Directors. Each of the New Sub-Advisory Agreements may be terminated at any time, without payment of penalty by (i) the vote of a majority of the Board or the vote of the majority of the outstanding voting securities of the particular Portfolio; (ii) the Adviser, upon 60 days’ prior written notice; or (iii) Wellington Management, upon not less than 90 days’ written notice to the particular Portfolio and the Adviser. The New Sub-Advisory Agreements provide for automatic termination in the event of an assignment, except as otherwise provided by applicable law or the Exemptive Order, or upon the termination of the Advisory Agreement.

The New Sub-Advisory Agreements provide that, in the absence of willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligation and duties thereunder, Wellington Management will not be liable for any act or omission in connection with its activities as sub-adviser to the Portfolios.

MANAGEMENT

Mason Street Advisors

The investment adviser for the Portfolios is Mason Street Advisors, LLC, a wholly owned subsidiary of Northwestern Mutual. Mason Street Advisors’ address is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Northwestern Mutual shares the same address. In addition to the Series Fund, Mason Street Advisors provides advisory and related services to Northwestern Mutual and certain of its affiliates, including The Northwestern Mutual Foundation. As of September 30, 2017, Mason Street Advisors had over $29.5 billion in assets under management.

Pursuant to the Advisory Agreement, subject to the supervision of the Board, Mason Street Advisors manages the investment and reinvestment of the assets of the Series Fund’s portfolios and determines the composition of the assets of the portfolios, including the purchase, retention or sales of the securities and cash contained in the portfolios. In so doing, the Adviser may hire one or more sub-advisers to carry out the investment program of the Series Fund. The Adviser also administers the Series Fund’s corporate affairs. Pursuant to the Advisory Agreement, the Adviser has agreed to assume: (i) expenses incurred by it in connection with managing the investment advisory and administrative operations of the Series Fund (such as office space, facilities and equipment); (ii) fees and expenses of the personnel of the Adviser and the Series Fund (except compensation, fees and expenses of the Independent Directors and the compensation, benefits and expenses of the Series Fund’s chief compliance officer and his or her compliance staff that relate to fund compliance functions); (iii) fees of the sub-advisers appointed by the Adviser; and (iv) expenses the Adviser otherwise agrees to assume pursuant to the advisory fee waiver agreement with the Series Fund discussed below.

For services to the LCCS Portfolio, the LCCS Portfolio pays the Adviser a fee based on the average daily net assets at the following rates: 0.60% on the first $50 million of the LCCS Portfolio’s average net assets, 0.50% on the next $50 million of assets and 0.40% on assets over $100 million. The Adviser has entered into a written agreement to waive a portion of its management fee related to the LCCS Portfolio such that the fee is 0.60% on the LCCS Portfolio’s first $50 million of average net assets, 0.50% on the next $50 million, 0.40% on the next $400 million and 0.35% on average net assets over $500 million until April 30, 2018. For services to the MCGS Portfolio, the MCGS Portfolio pays the Adviser a fee based on the average daily net assets at the following rates: 0.80% on the first $50 million of the MCGS Portfolio’s average net assets, 0.65% on the next $50 million of assets and 0.50% on assets over $100 million. The Adviser has entered into a written agreement to waive a portion of its management fee related to the MCGS Portfolio such that the fee is 0.80% on the MCGS Portfolio’s first $50 million of average net assets, 0.65% on the next $50 million, 0.50% on the next $900 million and 0.48% on average net assets over $1 billion until April 30, 2018. The fee waiver agreements as described above may be terminated by the Adviser at any time after April 30, 2018. After giving effect to the advisory fee waiver agreements, the Adviser received advisory fees of $2,167,966 from the Large Cap Core Stock Portfolio and $5,147,293 from the Mid Cap Growth Stock Portfolio for the fiscal year ended December 31, 2016.

The Advisory Agreement provides that the Adviser will not be liable for any act or omission or any loss suffered by the Portfolios in connection with the matters to which the Advisory Agreement relates, except for a loss resulting from the Adviser’s willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations or duties under the Advisory Agreement. The Advisory Agreement will continue in effect only so long as such continuance is specifically approved at least annually in conformity with the Investment Company Act of 1940, as amended. The Advisory Agreement may be terminated at any time without payment of penalty by: (i) a vote of the Board or by the vote of a majority of the voting securities of any portfolio, upon 60 days’ written notice to the Adviser; or (ii) the Adviser, upon 90 days’ written notice to the Series Fund. The Advisory Agreement will terminate automatically upon its assignment.

The Advisory Agreement was last approved by the Board, including a majority of the Independent Directors, on February 22, 2017. The beneficial shareholders of the Series Fund last approved the Advisory Agreement on April 17, 2012.

The following chart lists the names and principal occupations of the directors and principal executive officers of Mason Street Advisors. The address for each, as it relates to that person’s position with Mason Street Advisors, is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

Name	Position with Adviser	Principal Occupation
John E. Bentley	Director	Vice President, Investment Strategy of Northwestern Mutual
Chris M. Bauer	Director	Retired
Kate M. Fleming	Director and President	President of Mason Street Advisors and President of Northwestern Mutual Series Fund, Inc.
Michael J. Conmey	Secretary	Assistant General Counsel of Northwestern Mutual
Randy M. Pavlick	Chief Compliance Officer	Chief Compliance Officer of Mason Street Advisors and Northwestern Mutual Series Fund, Inc.

Certain officers of the Series Fund serve in the capacity of director, officer and/or employee of the Adviser. The following chart lists these individuals and their positions with the Series Fund and the Adviser. The address of each officer of the Series Fund listed is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

Name	Position with Series Fund	Position with Adviser
Kate M. Fleming	President	Director and President
Daniel J. Meehan	Vice President – Investments	Vice President
Lesli H. McLinden	Secretary	Assistant Secretary
Randy M. Pavlick	Chief Compliance Officer	Chief Compliance Officer

Wellington Management Company LLP

Wellington Management Company LLP (“Wellington Management”), 280 Congress Street, Boston, Massachusetts 02210, serves as sub-advisor to the Portfolios under the New Sub-Advisory Agreement. As of September 30, 2017, Wellington Management’s assets under management were approximately $1.05 trillion.

The following chart lists the names and principal occupations of the directors and principal executive officers of Wellington Management. The address for each, as it relates to that person’s position with Wellington Management, is 280 Congress Street, Boston, Massachusetts 02210.

Name	Position with Sub-Adviser	Principal Occupation
Steven C. Angeli	Senior Managing Director, Wellington Management Company LLP and Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP	Equity Portfolio Manager
John E. Butler	Senior Managing Director, Wellington Management International Ltd and Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP	Global Bond Strategist
Cynthia M. Clarke	Senior Managing Director and General Counsel, Wellington Management Company LLP	General Counsel

Name	Position with Sub-Adviser	Principal Occupation
Desmond A. Havlicek	Senior Managing Director, Wellington Management Company LLP and Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP	Director of US Financial Intermediaries Group
Jean M. Hynes	Senior Managing Director, Wellington Management Company LLP and Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP	Global Industry Analyst
Donald J. Kilbride	Senior Managing Director, Wellington Management Company LLP and Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP	Equity Portfolio Manager
Stephen Klar	Senior Managing Director, Wellington Management Company LLP and Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP	Director of Fixed Income
Gregory A. Mattiko	Senior Managing Director, Wellington Management Hong Kong Ltd and Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP	Equity Portfolio Manager
Nancy M. Morris	Managing Director and Chief Compliance Officer, Wellington Management Company LLP	Chief Compliance Officer
Mary K. (Molly) Shannon	Senior Managing Director, Wellington Management Company LLP and Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP	Director of Americas Institutional Group
Edward J. Steinborn	Senior Managing Director and Chief Financial Officer, Wellington Management Company LLP	Chief Financial Officer
Brendon J. Swords	Chairman, Chief Executive Officer, Wellington Management Company LLP and Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP	Chairman and CEO

Wellington Management provides investment advisory services to the funds listed below, which have investment objectives and strategies similar to that of the Portfolios. While the investment objectives and strategies of the funds listed below may be similar to those of the particular Portfolio with which it is compared, the nature of services provided by Wellington Management may be different.

Comparable Fund for Large Cap Core Stock Portfolio	Sub-Advisory Fee	Assets Managed as of September 30, 2017
Fund A1,[2]	0.32%[3]	$300M

Comparable Fund for Mid Cap Growth Stock Portfolio	Sub-Advisory Fee	Assets Managed as of September 30, 2017
Fund A2	0.266%[3]	$10B
Fund B2	0.266%[3]	$2.1B
Fund C2	0.450%[3]	$137M

SHARES OUTSTANDING AND OWNERSHIP OF SHARES

All of the outstanding shares of the Portfolios are owned by Northwestern Mutual. Northwestern Mutual holds title to these shares for its separate investment accounts (either directly or indirectly through one or more underlying Series Fund portfolios operating as an affiliated fund of funds) used for funding variable annuity contracts and variable life insurance policies.

The following table shows the allocation of shares of the Large Cap Core Stock Portfolio among the separate investment accounts and the underlying Series Fund portfolios as of September 30, 2017.

NML Variable Annuity Account A	3,868,002	shares	1.2%
NML Variable Annuity Account B	109,828,502	shares	35.3%
NML Variable Annuity Account C	234,586	shares	0.1%
Northwestern Mutual Variable Life Account	145,490,889	shares	46.8%
Northwestern Mutual Variable Life Account II	2,938,761	shares	0.9%
Balanced Portfolio	41,748,200	shares	13.4%
Asset Allocation Portfolio	6,754,617	shares	2.2%

Total	310,863,557	shares	100%

The following table shows the allocation of shares of the Mid Cap Growth Stock Portfolio among the separate investment accounts and the underlying Series Fund portfolios as of September 30, 2017.

NML Variable Annuity Account A	6,476,616	shares	2.0%
NML Variable Annuity Account B	130,479,886	shares	40.3%
NML Variable Annuity Account C	441,137	shares	0.1%
Northwestern Mutual Variable Life Account	146,969,086	shares	45.3%
Northwestern Mutual Variable Life Account II	1,413,007	shares	0.4%
Balanced Portfolio	33,550,607	shares	10.3%
Asset Allocation Portfolio	4,839,229	shares	1.5%

Total	324,169,569	shares	100%

The amount beneficially owned by the Directors and officers as a group is less than 1% of the Portfolios.

1 Sub-Advised Fund A is a multi-managed fund for which Wellington Management manages only a portion of the assets. The portion of the assets managed by Wellington Management is managed using an investment strategy similar to that of the identified Portfolio. Accordingly, the sub-advisory fee and assets managed relate to the portion of the assets managed by Wellington Management

2 For confidentiality purposes, the names of the sub-advised relationships have been omitted.

3 Fee information effective as of 9/30/2017

AFFILIATED BROKERAGE TRANSACTIONS

The Portfolios did not make any payments to an affiliated broker for the fiscal year ended December 31, 2016.

DISTRIBUTION

The Series Fund has no principal underwriter or distributor. The Series Fund sells its shares directly to Northwestern Mutual’s insurance company separate accounts to fund variable annuity and variable life insurance products issued by Northwestern Mutual.

OTHER INFORMATION

Annual and Semi-Annual Reports

Free copies of the Series Fund’s current annual and semi-annual reports may be obtained by writing to Northwestern Mutual, 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or calling the following toll-free telephone number: 1-888-455-2232.

Shareholder Proposals

The Series Fund is not required to hold annual meetings of shareholders, and therefore it cannot be determined when the next meeting of shareholders will be held. Shareholder proposals to be presented at any future meeting of shareholders of the Series Fund must be received by the Series Fund within a reasonable time before the Series Fund’s solicitation of proxies for that meeting in order for such proposals to be considered for inclusion in the proxy materials related to that meeting. The Series Fund will not incur expenses in connection with this Information Statement. Mason Street Advisors and/or an affiliate will pay the expenses, including the printing, distribution, legal fees and out-of-pocket expenses.

Householding

Only one copy of the Notice may be delivered to multiple contract owners who have an allocation to either Portfolio sharing the same address, unless Northwestern Mutual has received contrary instructions. Additional copies of the Notice may be requested by contacting Northwestern Mutual at 1-888-455-2232 or 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. Contract owners sharing an address with an allocation to a Portfolio who received a single copy of the Notice and who wish to receive separate copies of future notices, or contract owners sharing an address that received separate copies of the Notice and who wish to receive a single copy of future notices, can make the request by contacting Northwestern Mutual at the same address and telephone number.

Northwestern Mutual Series Fund, Inc.

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Large Cap Core Stock Portfolio

Mid Cap Growth Stock Portfolio

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

This Notice presents only an overview of the more complete Information Statement that is available to you on the internet relating to the Large Cap Core Stock and Mid Cap Growth Stock Portfolios (the “Portfolios”) of Northwestern Mutual Series Fund, Inc. (the “Series Fund”). The Series Fund is not soliciting proxy or consent authority, but is furnishing the Information Statement pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended. We encourage you to access and review all of the important information contained in the Information Statement.

As the owner of a variable annuity contract or variable life insurance policy with assets invested in one or both of the Portfolios as of October 31, 2017 (record date), the Information Statement is available for you to view. The Information Statement details the recent hiring of a new sub-adviser for the Portfolios. Specifically, the Board of Directors of the Series Fund (the “Board”) determined to replace Fayez Sarofim & Co. as the sub-adviser for the Series Fund’s Large Cap Core Stock Portfolio and William Blair Investment Management, LLC as the sub-adviser for the Series Fund’s Mid Cap Growth Stock Portfolio and approved the selection of Wellington Management Company LLP to serve as the sub-adviser to the Series Fund’s Large Cap Core Stock and Mid Cap Growth Stock Portfolios. This change became effective on October 27, 2017. Mason Street Advisors, LLC (“Mason Street Advisors”), the Series Fund’s investment adviser, will continue to serve as the investment adviser for the Portfolios.

Mason Street Advisors and the Series Fund have received an exemptive order from the U.S. Securities and Exchange Commission that allows Mason Street Advisors to hire, terminate or replace sub-advisers to the Portfolios without shareholder approval, subject to certain conditions and Board approval (the “Manager of Managers Order”). The Manager of Managers Order requires that an Information Statement be provided to you.

By sending you this Notice, Mason Street Advisors and the Series Fund are making the Information Statement available to you online in lieu of mailing you a copy. The full Information Statement will be available on the following website until May 1, 2018: www.nmseriesfund.com. You can access, view and print the Information Statement by clicking on the direct link to the Information Statement that appears at the bottom of the webpage under the heading “Additional Documents.” A paper or e-mail copy of the Information Statement may be obtained, without charge, by calling 1-888-455-2232.

If you want to receive a paper or e-mail copy of the Information Statement, you must request a copy by following the instructions above.

There is no charge to you for requesting a copy.